Filed Pursuant to Rule 424(b)(3)

Registration No. 333-283932

PROSPECTUS

Sphere 3D Corp.

4,225,353 Common Shares

This prospectus relates to the resale, from time to time, by the Selling Stockholder named herein (the "Selling Stockholder") of an aggregate of 4,225,353 common shares issuable upon the exercise of outstanding common share purchase warrants (the "Warrants") issued in a private placement conducted on November 21, 2024 concurrently with a registered direct offering.

We are not selling any securities under this prospectus and we will not receive proceeds from the sale of the shares of our common shares by the Selling Stockholder. However, we may receive proceeds from the cash exercise of the Warrants, which, if exercised in cash at the current applicable exercise price with respect to all of the 4,225,353 common shares, would result in gross proceeds to us of approximately $6.3 million.

We will pay the expenses of registering the common shares offered by this prospectus, but all selling and other expenses incurred by the Selling Stockholder will be paid by the Selling Stockholder. The Selling Stockholder may sell our common shares offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under "Plan of Distribution." The prices at which the Selling Stockholder may sell shares will be determined by the prevailing market price for our common shares or in negotiated transactions.

Our common shares are quoted on The Nasdaq Capital Market, or Nasdaq, under the symbol "ANY." On December 30, 2024, the last reported sale price for our common shares on Nasdaq was $0.94. There is no established public trading market for the Warrants, and we do not expect a market to develop. In addition, we do not intend to list the Warrants on Nasdaq, any other national securities exchange or any other nationally recognized trading system.

Our principal executive office is located at 243 Tresser Blvd., 17th Floor, Stamford, CT 06901, and our telephone number is (647) 952-5049.

Investing in our securities involves a high degree of risk. See "Risk Factors" beginning on page 15 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 31, 2024

ABOUT THIS PROSPECTUS

You should read this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information About Us" and "Incorporation of Documents by Reference."

In this prospectus, unless otherwise indicated or unless the context otherwise requires:

  "shares" or "common shares" refer to our common shares, no par value per share;
  "$" and "dollars" refer to the legal currency of the United States; and
  "we," "us," "our company," "our group" and "our" refer to Sphere 3D Corp. and its subsidiaries.

This prospectus is part of a registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission (the "SEC"). You should read this prospectus and the information and documents incorporated herein by reference carefully. Such documents contain important information you should consider when making your investment decision. See "Where You Can Find Additional Information" and "Incorporation of Certain Documents by Reference" in this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. Neither we nor the Selling Stockholder have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell the securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

The Selling Stockholder is not offering to sell or seeking offers to purchase these securities in any jurisdiction where the offer or sale is not permitted. Neither we nor the Selling Stockholder have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the jurisdiction of the United States who come into possession of this prospectus are required to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus applicable to that jurisdiction.

If required, each time the Selling Stockholder offers common shares, we will provide you with, in addition to this prospectus, a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize the Selling Stockholder to use one or more free writing prospectuses to be provided to you that may contain material information relating to that offering. We may also use a prospectus supplement and any related free writing prospectus to add, update or change any of the information contained in this prospectus or in documents we have incorporated by reference. This prospectus, together with any applicable prospectus supplements, any related free writing prospectuses and the documents incorporated by reference into this prospectus, includes all material information relating to this offering. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in a prospectus supplement. Please carefully read both this prospectus and any prospectus supplement together with the additional information described below under the section entitled "Incorporation of Certain Documents by Reference" before buying any of the securities offered.

Unless otherwise indicated, information contained in this prospectus or incorporated by reference herein concerning our industry and the markets in which we operate is based on information from independent industry and research organizations, other third-party sources (including industry publications, surveys and forecasts), and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well as data from our internal research, and are based on assumptions made by us upon reviewing such data and our knowledge of such industry and markets, which we believe to be reasonable. Although we believe the data from these third-party sources is reliable, we have not independently verified any third-party information. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in "Risk Factors" and "Special Note Regarding Forward-Looking Statements." These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We are subject to periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Accordingly, we are required to file reports, including annual reports on Form 10-K, and other information with the SEC. The SEC maintains a web site at www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that make electronic filings with the SEC using its EDGAR system, and all information filed with the SEC can be obtained over the internet at this website. We also maintain a website at www.sphere3d.com, but information contained on, or linked from, our website is not incorporated by reference in this prospectus or any prospectus supplement. You should not regard any information on our website as a part of this prospectus or any prospectus supplement.

This prospectus is part of a registration statement that we filed with the SEC and does not contain all the information in the registration statement. You will find additional information about us in the registration statement. Any statement made in this prospectus concerning a contract or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers. You may inspect a copy of the registration statement through the SEC's website at www.sec.gov.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to "incorporate by reference" the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference into the prospectus the documents listed below:

  our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the SEC on March 13, 2024 (the "2023 Annual Report");

  our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2024, June 30, 2024 and September 30, 2024, filed with the SEC on May 13, 2024, August 13, 2024 and November 14, 2024, respectively;

  the information responsive to Part III of Form 10-K for the fiscal year ended December 31, 2023, provided in our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 5, 2024;

  our Current Reports on Form 8-K, filed with the SEC on January 4, 2024, January 19, 2024, March 1, 2024, March 20, 2024, March 21, 2024, March 26, 2024, March 29, 2024, May 15, 2024, October 11, 2024, November 18, 2024 and November 21, 2024 (other than information "furnished" under Items 2.02 or 7.01, or corresponding information furnished under Item 9.01 or included as an exhibit);

  the description of our common shares contained in the registration statement on Form 8-A, dated July 7, 2014 (File No. 001-36532) and any other amendment or report filed for the purpose of updating such description; and

  with respect to each offering of the securities under this prospectus, all of our subsequent annual reports on Form 10-K and any report on Form 8-K that indicates that it is being incorporated by reference that we file or furnish with the SEC on or after the date on which the registration statement is first filed with the SEC and until the termination or completion of the offering by means of this prospectus.

Our 2023 Annual Report contains a description of our business and audited consolidated financial statements with a report by our independent auditors. The consolidated financial statements are prepared and presented in accordance with U.S. GAAP.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specifically incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Sphere 3D Corp.
243 Tresser Blvd., 17th Floor

Stamford, CT 06901
Attn: Patricia Trompeter, Chief Executive Officer
(647) 952-5049

You should rely only on the information that we incorporate by reference or provide in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents, or as otherwise set forth therein.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any prospectus supplement, and the information incorporated by reference herein, contain forward-looking statements that reflect our current expectations and views of future events. Known and unknown risks, uncertainties and other factors, including those listed under "Risk Factors," may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. These statements are made under the "safe harbor" provisions of the U.S. Private Securities Litigations Reform Act of 1995.

You can identify some of these forward-looking statements by words or phrases such as "may," "will," "expect," "anticipate," "aim," "estimate," "intend," "plan," "believe," "is/are likely to," "potential," "continue" or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, but are not limited to, statements relating to:

  our mission and strategies;

  our future business development, financial condition and results of operations;

  our expectations regarding demand for and market acceptance of our products and services;

  our expectations regarding our relationships with borrowers and institutional partners;

  competition in our industry;

  our ability to obtain financing in the future; and

  relevant government policies and regulations relating to our industry and the industry of any companies that we may acquire.

These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results could be materially different from our expectations. You should thoroughly read this prospectus, any prospectus supplement and the documents that we refer to with the understanding that our actual future results may be materially different from and worse than what we expect. In addition, the rapidly changing nature of the online consumer finance industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our market. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

The forward-looking statements made in this prospectus or any prospectus supplement, or the information incorporated by reference herein, relate only to events or information as of the date on which the statements are made in such document. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

OUR COMPANY

Overview

We were incorporated under the Business Corporations Act (Ontario) on May 2, 2007 as T.B. Mining Ventures Inc. On March 24, 2015, we completed a short-form amalgamation with a wholly-owned subsidiary. In connection with the short-form amalgamation, we changed our name to "Sphere 3D Corp." Any reference to the "Company", "Sphere 3D", "we", "our", "us", or similar terms refers to Sphere 3D Corp. and its subsidiaries. In January 2022, we commenced operations of our Bitcoin mining business and are dedicated to becoming a leader in the blockchain and cryptocurrency industry. We have established and plan to continue to grow an enterprise-scale mining operation through the procurement of mining equipment and partnering with experienced service providers. On December 28, 2023, we sold our service and product segment which included HVE ConneXions and Unified ConneXions, to Joseph O'Daniel, a related party, for $1.00 and the transfer of outstanding assets and liabilities. In connection with such sale, Mr. O'Daniel resigned as our President and we recognized a noncash gain of $0.7 million related to the transfer of net liabilities.

We are a "smaller reporting company" as defined in Rule 12b-2 of the Exchange Act since the market value of our shares held by non-affiliates is less than $700 million and our annual revenue was less than $100 million during the most recently completed fiscal year. We may continue to be a smaller reporting company after this offering if either (i) the market value of our shares held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our shares held by non-affiliates is less than $700 million. As a "smaller reporting company," we have elected to take advantage of certain of the scaled disclosure available for smaller reporting companies in this prospectus as well as our filings under the Exchange Act, including that we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and have reduced disclosure obligations regarding executive compensation, and, if we are a smaller reporting company with less than $100 million in annual revenue, we would not be required to obtain an attestation report on internal control over financial reporting issued by our independent registered public accounting firm.

Cryptocurrencies and blockchain

Bitcoin is a cryptocurrency issued by and transmitted through an open source protocol maintained by a peer-to-peer network of decentralized user nodes. This network hosts a public transaction ledger blockchain where the cryptocurrencies and their corresponding transactions are recorded. The cryptocurrencies are stored in individual wallets with public addresses and a private key that controls access. The blockchain is updated without a single owner or operator of the network. New cryptocurrencies are generated and mined rewarding users after transactions are verified in the blockchain.

Cryptocurrencies and their corresponding markets emulate fiat currency exchange markets, such as the U.S. dollar, where they can be exchanged to various fiat currencies on trading exchanges. In addition, several markets such as derivative markets, exist for enhanced trading. Since the nature of cryptocurrencies is such that it exists solely in electronic form, they are exposed to risks similar to that of any data held solely in electronic form such as power failure, data corruption, cyber security attacks, and protocol breaches, among others. Since blockchain relies on open source developers to maintain the cryptocurrency protocols, it may be subject to other risks associated with open source software.

Cryptocurrencies serve multiple purposes - a medium of exchange, store of value or unit of account. Examples of cryptocurrencies include: Bitcoin, Bitcoin cash, Ethereum, and Litecoin. Cryptocurrencies are decentralized currencies that facilitate instant transfers. Transactions occur on an open source platform using peer-to-peer direct technology with no single owner. Blockchain is a public transaction ledger where transactions are recorded and tracked, however are not owned nor managed by one single entity. Blockchain, accessible and open to all, contains records of all existing and historical transactions. All accounts on the blockchain have a unique public key and is secured with a private key that is only known to the individual. The combination of private and public keys results in a secure digital "fingerprint" which results in a strong control of ownership.

We believe cryptocurrencies have many advantages over traditional, physical fiat currencies, including immediate settlement, fraud deterrent as they are unable to be duplicated or counterfeited, lower fees, mass accessibility, decentralized nature, transparency of transactions, identity theft prevention, physical loss prevention, no devaluation due to dilution, no counterparty risk, no intermediary facilitation, no arduous exchange rate implications and a strong confirmation transaction process.

Digital Mining

As of December 31, 2023, our Digital Mining business segment operated approximately 12,800 miners with a total hash rate capacity of 1.3 exahash per second ("EH/s"). We have an additional 730 machines that are awaiting deployment. In 2023, we mined 667.4 Bitcoin, which represented an increase of 409% over the 131.01 Bitcoin we mined in 2022. Based on our existing operations and expected deployment of miners we have purchased, we anticipate having approximately 1.4 EH/s of total hash rate in operation during 2024.

Our Bitcoin mining operations are focused on maximizing our ability to successfully mine Bitcoin by growing our hash rate (the amount of computer power we devote to supporting the Bitcoin blockchain), to increase our chances of successfully creating new blocks on the Bitcoin blockchain (a process known as "solving a block"). Generally, the greater share of the Bitcoin blockchain's total network hash rate (the aggregate hash rate deployed to solving a block on the Bitcoin blockchain) a miner's hash rate represents, the greater that miner's chances of solving a block and, therefore, earning the block reward, which is currently 3.125 Bitcoin plus transaction fees per block (subject to periodic halving, as discussed below). As the proliferation of Bitcoin continues and the market price for Bitcoin increases, we expect additional miner operators to enter the market in response to an increased demand for Bitcoin which we anticipate to follow increased Bitcoin prices. As these new miner operators enter the market and as increasingly powerful miners are deployed in an attempt to solve a block, the Bitcoin blockchain's network hash rate grows, meaning an existing miner must increase its hash rate at pace commensurate with the growth of network hash rate to maintain its relative chance of solving a block and earning a block reward. As we expect this trend to continue, we will need to continue growing our hash rate to compete in our dynamic and highly competitive industry.

A key component of the Digital Mining business segment is to acquire highly-specialized computer servers (known in the industry as "miners"), which operate application-specific integrated circuit ("ASIC") chips designed specifically to mine Bitcoin, and deploy such miners at-scale utilizing our hosting agreements. We believe ASIC miners are the most effective and energy-efficient miners available today, and we believe deploying them at-scale, including in quiet immersion-cooled environments, with their more efficient heat dissipation and reduced wear-and-tear compared to traditional air-cooled hardware, will enable us to continue growing our hash rate and optimize the output and longevity of our miners once they are deployed.

Due to concerns around resource consumption and associated environmental concerns, particularly as such concerns relate to public utilities companies, various countries, states and cities have implemented, or are considering implementing, moratoriums on Bitcoin mining in their jurisdictions. Such moratoriums would impede Bitcoin mining and/or Bitcoin use more broadly. For example, in November 2022, New York imposed a two-year moratorium on new proof-of-work mining permits at fossil fuel plants in the state. We currently mine Bitcoin only in Missouri, Texas and Iowa, which states do not have any material state-specific regulatory restrictions on the mining of Bitcoin. However, it is possible that those states or other states in which we may seek to operate may create laws that would impede Bitcoin mining that could have a material adverse effect on our business, financial condition and results of operations. It also is possible that we could choose to begin mining Bitcoin in New York or other jurisdictions that are or may in the future be subject to such laws.

At this time, we intend only to mine Bitcoin and hold no other cryptocurrencies other than Bitcoin. We do not have any power purchase agreements for the supply of power.

Mining Pools

A "mining pool" is a service operated by a mining pool operator that pools the resources of individual miners to share their processing power over a network. Mining pools emerged in response to the growing difficulty and network hash rate competing for Bitcoin rewards on the Bitcoin blockchain as a way of lowering costs and reducing the risk of an individual miner's mining activities. Mining pool operators provide a service that coordinates the computing power of the independent mining enterprises participating in the mining pool. Mining pools are subject to various risks such as disruption and down time. In the event that a pool we utilize experiences down time or is not yielding returns, our results may be impacted.

We currently have a service agreement (the "Service Agreement") with Foundry Digital LLC ("Foundry" or the "Operator"), a cryptocurrency mining pool operator, to provide computing power to the mining pools. Under the Service Agreement, we provide computing power to mining pools operated by the Operators. In exchange for providing computing power, we are entitled to Full Pay Per Share ("FPPS"), which is a fractional share of the fixed Bitcoin award the Operator receives, plus a fractional share of the transaction fees attached to that blockchain, less net cryptocurrency fees due to the Operator over the measurement period, as applicable. The pay-outs that we receive are based on the expected value from the block reward plus the transaction fee reward, regardless of whether the Operator successfully records a block to the blockchain.

Our fractional share is based on the proportion of computing power that we contributed to the total computing power contributed by all mining pool participants in solving the current algorithm. The Service Agreement is terminable at any time by either party without compensation, and our enforceable right to compensation only begins when we begin providing computing power to the Operator (which occurs daily at midnight Universal Time Coordinated ("UTC time")). The Service Agreement arises at the point that we provide computing power to the Operator, which occurs at midnight UTC time on the date of the applicable Service Agreement (contract inception), as customer consumption is in tandem with daily earnings of delivery of the computing power. Daily earnings are calculated from midnight-to-midnight UTC time, and the sub-account balance is credited shortly after.

Master Services Agreement

On August 19, 2021, we entered into a Master Services Agreement (the "Gryphon MSA") with Gryphon Digital Mining, Inc. ("Gryphon") under which Gryphon agreed to be the exclusive provider of any and all management services for all of our blockchain and cryptocurrency-related operations including but not limited to services relating to all mining equipment owned, purchased, leased, operated, or otherwise controlled by us at any location (collectively, the "Services") unless the Gryphon MSA is terminated by us. On December 29, 2021, we entered into Amendment No. 1 to the Gryphon MSA (the "Gryphon MSA Amendment") with Gryphon which extended the initial term of the Gryphon MSA to five years as we did not receive delivery of a specified minimum number of digital mining machines during 2022. Subject to written notice from us and an opportunity by Gryphon to cure for a period of up to 180 days, the Gryphon MSA provided us with the right to terminate the Gryphon MSA in the event of: (i) Gryphon's failure to perform the Services under the Gryphon MSA in a professional and workmanlike manner in accordance with generally recognized digital mining industry standards for similar services, or (ii) Gryphon's gross negligence, fraud or willful misconduct in connection with performing the Services. Gryphon shall be entitled to specific performance or termination for cause in the event of a breach by us, subject to written notice and an opportunity to cure for a period of up to 180 days. As consideration for the Gryphon MSA, Gryphon was entitled to receive the equivalent of 22.5% of the net operating profit, as defined in the Gryphon MSA, of all of our blockchain and cryptocurrency related operations as a management fee. In addition, any costs Gryphon incurs on our behalf are to be reimbursed to Gryphon as defined in the Gryphon MSA. During the years ended December 31, 2023 and 2022, we paid costs under the Gryphon MSA of $8.4 million and $1.3 million, respectively.

On April 7, 2023, we filed litigation against Gryphon outlining several breaches to the Gryphon MSA, including but not limited to, several fiduciary and operational breaches. On October 6, 2023, in accordance with the cure period, we terminated the Gryphon MSA. In November 2023, Gryphon indicated that upon receipt of certain information it would remit outstanding Bitcoin proceeds, less fees and expenses that we assert is currently held by Gryphon on behalf of us, which we believe amounts to approximately 21.6 Bitcoin and approximately $0.6 million of revenue at December 31, 2023, before factoring in fees and expenses. On March 19, 2024, we filed a separate lawsuit against Gryphon in the U.S. District Court for the Southern District of New York. We alleged that Gryphon converted our property by failing to return certain cryptocurrencies after the termination of the Gryphon MSA. After we filed the lawsuit, Gryphon substantially returned the property. We subsequently dismissed the suit without prejudice.

Hosting Sub-License

On October 5, 2021, we entered into a Sub-License and Delegation Agreement ("Hosting Sub-Lease") with Gryphon, which assigned to us certain Master Services Agreement, dated as of September 12, 2021 (the "Core Scientific MSA"), by and between Core Scientific, Inc. ("Core Scientific"), and Gryphon and Master Services Agreement Order #2 ("Order 2"). On December 29, 2021, we entered into Amendment No. 1 to the Sub-Lease Agreement (the "Sub-Lease Amendment") with Gryphon to provide Gryphon the right to recapture the usage of up to 50% of the hosting capacity to be managed by Core Scientific. The agreement allows for approximately 230 MW of carbon neutral digital mining hosting capacity to be managed by Core Scientific as hosting partner. As part of the agreement, Core Scientific will provide digital mining fleet management and monitoring solution, Minder™, data analytics, alerting, monitoring, and miner management services. The Hosting Sub-Lease shall automatically terminate upon the termination of the Core Scientific MSA and/or Order 2 in accordance with their respective terms.

On October 31, 2022, we filed an arbitration request against Core Scientific regarding the Hosting Sub-Lease. We have requested that certain advanced deposits paid be refunded back to us as a result of the modification to our machine purchase agreement with FuFu Technology Limited (now Ethereal Tech Pte. Ltd.). In December 2022, Core Scientific filed Chapter 11 bankruptcy.

As of December 31, 2023, we have a pre-paid deposit balance of $33.9 million towards the Hosting Sub-Lease, which we have recorded a $23.9 million provision for losses on the deposit due to Core Scientific's Chapter 11 bankruptcy filing in December 2022. During the years ended December 31, 2023 and 2022, we had $8.2 million and $15.7 million, respectively, of expense included in provision for losses on deposits due to vendor bankruptcy filings on the consolidated statements of operations.

On January 16, 2024, we reached a settlement agreement (the "Settlement Agreement") with Core Scientific, which was approved by a United States Bankruptcy Judge on January 16, 2024 as part of Core Scientific's emergence from bankruptcy, for $10.0 million of Core Scientific's equity. The Settlement Agreement includes access to potential additional funds for interest as well as an additional equity pool if the value of Core Scientific's equity decreases below plan value in the 18 months after the date of the Settlement Agreement commensurate with the other unsecured creditors. On January 23, 2024, we received 2,050,982 shares of Core Scientific Inc. common stock trading under the NASDAQ symbol CORZ.

Hosting Agreements

On October 18, 2023, we entered into a Hosting Agreement with Joshi Petroleum, LLC (the "Joshi Hosting Agreement") for rack space, network services, electrical connections, routine facility maintenance, and technical support of certain of our mining equipment. The Joshi Hosting Agreement has an initial term of three years with subsequent one year renewal periods until either party provides written notice to the other party of its desire to avoid and given renewal term at least 30 days in advance of the conclusion of the prior initial term or renewal period. As required by the Joshi Hosting Agreement, we paid a deposit of $0.1 million, and will pay an additional $0.2 million, representing the last two months of estimated service fees.

On April 4, 2023, we entered into a Master Hosting Services Agreement with Rebel Mining Company, LLC (the "Rebel Hosting Agreement") for rack space, network services, electrical connections, routine facility maintenance, and technical support of certain of our mining equipment. The Rebel Hosting Agreement has a term of three years with subsequent one year renewal periods. As required by the Rebel Hosting Agreement, we paid a deposit of $2.6 million representing the last two months of estimated service fees.

On February 8, 2023, we entered into a Hosting Agreement with Lancium FS 25, LLC (the "Lancium Hosting Agreement") for rack space, network services, electrical connections, routine facility maintenance, and technical support of certain of our mining equipment. The Lancium Hosting Agreement has a term of two years with subsequent one year renewal periods. As required by the Lancium Hosting Agreement, we paid a deposit of $0.2 million representing a partial payment towards the last two months of estimated service fees.

On June 3, 2022, we entered into a Master Agreement with Compute North LLC (the "Compute North MA") for, the colocation, management, and other services of certain of our mining equipment for an initial term of five years. As of December 31, 2023, we have deposits, in the aggregate, of $0.7 million to Compute North for which during the years ended December 31, 2023 and 2022, we recorded a $0.3 million and $0.4 million, respectively, provision for losses on the deposit due to Compute North's 2022 bankruptcy filing. In December 2022, the Compute North MA was assigned to GC Data Center Granbury, LLC (the "GC Data Center MA") and has a term of five years from such assignment date. Under the GC Data Center MA, the monthly service fee is payable based on the actual hashrate performance of the equipment per miner type per location as a percentage of the anticipated monthly hashrate per miner type. A deposit of $0.5 million previously paid to Compute North for the last two months of monthly service fees was remitted to GC Data Center on our behalf and is included in prepaid digital hosting services at December 31, 2023.

Series H Preferred Shares

On November 7, 2022, we entered into an agreement with Hertford Advisors Ltd. ("Hertford") modifying the number of our outstanding Series H Preferred Shares, no par value ("Series H Preferred Shares") held by Hertford (the "Modified Hertford Agreement"). Pursuant to the Modified Hertford Agreement, we cancelled 36,000 Series H Preferred Shares, with a value of $15.9 million, without payment of any cash consideration, and reduced the value of the supplier agreement intangible asset by such amount. The Modified Hertford Agreement also provides for certain resale restrictions applicable to the common shares that are issuable upon the conversion of the remaining Series H Preferred Shares during the two-year period ending on December 31, 2024, which are different from the restrictions contained in the Hertford Agreement, as well, commencing January 1, 2023 and terminating on December 31, 2023, holders of Series H Preferred Shares are permitted to (a) convert Series H Preferred Shares in an aggregate amount up to or equal to 3.0% of the aggregate number of Series H Preferred Shares outstanding on the first day of each such month and (b) sell the resulting number (and no greater number) of such converted common shares within such month. Commencing January 1, 2024 and terminating on December 31, 2024, holders of Series H Preferred Shares are permitted to (a) convert Series H Preferred Shares in an aggregate amount up to or equal to 10.0% of the aggregate number of Series H Preferred Shares outstanding on the first day of each such month and (b) sell the resulting number (and no greater number) of such converted common shares within such month.

In August 2023, we entered into an Amended and Restated Agreement (the "Hertford Amendment") with Hertford Advisors Ltd. and certain other parties listed in the Hertford Amendment (together, the "Hertford Group"), which amends and restates in its entirety the purchase agreement between us and Hertford Advisors Ltd. dated July 31, 2021, as modified by the amendment to such agreement dated November 7, 2022 (together, the "Original Hertford Agreement"). As an inducement to enter into the Hertford Amendment, we issued to Hertford 1,376 Series H Preferred Shares and 800,000 warrants with an aggregate fair value of $1.0 million.

In August 2023, we entered into a Securities Purchase Agreement (the "Series H Purchase Agreement") pursuant to which we issued to two investors a total of 13,764 of our Series H Preferred Shares (the "Investor Series H Shares") and a total of 1,966,293 common share purchase warrants (the "Warrants"), each of which entitled the holder to purchase one of our common shares (the "Warrant Shares"). Pursuant to the terms of the Series H Purchase Agreement, we received gross proceeds of $3.0 million. We issued a total of 1,377 Series H Preferred Shares and 196,629 warrants as a finder's fee for the transaction with an aggregate fair value of $0.5 million. Pursuant to the terms of the Series H Purchase Agreement, we will reserve for issuance the maximum aggregate number of common shares that are issuable upon exercise in full of the Warrants at any time. As of December 11, 2024, 161 Investor Series H Shares remain outstanding, which are convertible into 23,000 of our common shares.

The Warrants issued in connection with the Hertford Amendment and the Series H Purchase Agreement are exercisable beginning February 12, 2024 and February 23, 2024, respectively, at an initial exercise price of $2.75 per share and have a term of three years from the date of issuance. The exercise price of the Warrants are subject to adjustment for certain stock splits, stock combinations and dilutive share issuances.

As of December 11, 2024, Hertford holds 7,999 Series H Preferred Shares, which are convertible into approximately 1,142,713 of our common shares provided that, at no time shall Hertford be permitted to convert Series H Preferred Shares that, when aggregated with any common shares beneficially owned by Hertford prior to such conversion, would result in Hertford exceeding 9.99% of the common shares outstanding immediately after giving effect to such conversion (the "Beneficial Ownership Limitation"). In addition to the Beneficial Ownership Limitation, with respect to 7,999 of the Series H Preferred Shares held by Hertford, commencing on January 1, 2024 and in each month thereafter until December 31, 2024, Hertford is only permitted to convert such Series H Preferred Shares in an aggregate amount equal to 10% of the aggregate number of such Series H Preferred Shares owned by Hertford on the first day of such month; provided that in any trading day, Hertford shall not be permitted to sell more than that number of common shares equal to 20% of the previous trading day's volume for common shares traded on the principal exchange upon which the common shares are listed and, for any subsequent trading day, the shares sold by Hertford on the previous trading day shall be excluded when calculating the day's volume. Beginning on January 1, 2025, Hertford shall not be prohibited, restrained or otherwise limited from converting its Series H Preferred Shares or selling any common shares converted from Series H Preferred Shares, subject to applicable laws, exchange requirements and the terms and conditions of the Series H Preferred Shares.

The offer and sale of the Series H Preferred Shares and the Warrants have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements, and in each case in compliance with applicable state securities laws. In accordance with the authoritative guidance for distinguishing liabilities from equity, we have determined that our Series H preferred shares carry certain redemption features beyond our control. Accordingly, the Series H Preferred Shares are presented as temporary equity.

Special Purpose Acquisition Company

In April 2021, we sponsored a special purpose acquisition company ("SPAC"), Minority Equality Opportunities Acquisition Inc. ("MEOA"), through our wholly owned subsidiary, Minority Equality Opportunities Acquisition Sponsor, LLC ("SPAC Sponsor"). MEOA's purpose was to focus initially on transactions with companies that are minority owned businesses. On July 3, 2023, MEOA announced that it did not complete an initial business combination on or prior to June 30, 2023, the deadline by which it must have completed an initial business combination. As of the close of business on July 3, 2023, MEOA's redeemable public shares were deemed cancelled and represented only the right to receive the redemption amount. MEOA instructed Continental Stock Transfer & Trust Company, the trustee of the trust account, to liquidate the redeemable securities held in the trust account. The redemption of MEOA's redeemable public shares for $10.4 million was completed in the third quarter of 2023. We received no proceeds from the trust account.

On November 30, 2022, after giving effect to the redemption of redeemable public shares of MEOA, our subsidiary owned a controlling interest of MEOA and it was consolidated. As of December 31, 2022, we held 3,162,500 shares of MEOA's Class B common stock. The SPAC Sponsor agreed to waive its redemption rights with respect to its outstanding Class B common stock issued prior to MEOA's initial public offering. On December 19, 2023, our 3,162,500 shares of MEOA's Class B common stock were cancelled, eliminating our ownership of MEOA, and we recognized a $6.1 million gain related to the deconsolidation of MEOA.

Liquidity and Cash Flows

At September 30, 2024, we had cash and cash equivalents of $5.0 million compared to cash and cash equivalents of $0.6 million at December 31, 2023. As of September 30, 2024, we had working capital of $11.0 million reflecting an increase of $2.8 million since December 31, 2023 primarily related to an increase in cash and the unrealized gain on our investment in equity securities. Cash management continues to be a top priority. Included in our working capital is an investment in equity securities that we can liquidate as needed to assist in funding our operations.

Management has projected that based on our recurring losses, negative cash flows from operating activities, and our hashing rate at September 30, 2024, cash on hand may not be sufficient to allow us to continue operations and there is doubt about our ability to continue as a going concern within 12 months from the date of issuance of the financial statements if we are unable to raise additional funding for operations. We expect our working capital needs to increase in the future as we continue to expand and enhance our operations. Included in our working capital is an investment in equity securities that we can liquidate as needed to assist in funding our operations. Our ability to raise additional funds for working capital through equity or debt financings or other sources may depend on the financial success of our business and successful implementation of our key strategic initiatives, financial, economic and market conditions and other factors, some of which are beyond our control. If we require additional capital and are unsuccessful in raising that capital at a reasonable cost and at the required time, or at all, we may not be able to continue our business operations in the cryptocurrency mining industry or we may be unable to advance our growth initiatives, either of which could adversely impact our business, financial condition and results of operations. In an effort to mitigate these risks we expect to take steps to lower our cost of mining and also refresh our mining fleet to increase our mining efficiency.

Significant changes from our current forecasts, including but not limited to: (i) shortfalls from projected mining earning levels; (ii) increases in operating costs; (iii) decreases in the value of cryptocurrency; and (iv) we do not maintain compliance with the requirements of Nasdaq and/or we do not maintain our listing with Nasdaq could have a material adverse impact on our ability to access the level of funding necessary to continue our operations at current levels. These factors, among others, should they occur may result in our inability to continue as a going concern within 12 months from the date of issuance of the financial statements. The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business and do not include any adjustments that might result from the outcome of this uncertainty.

Nasdaq Listing

On October 10, 2024, we received a letter from the Nasdaq Listing Qualifications department of The Nasdaq Stock Market LLC notifying us that we were not in compliance with the requirement of Nasdaq Marketplace Rule 5550(a)(2) for continued inclusion on Nasdaq as a result of the closing bid price for our common shares being below $1.00 for 30 consecutive business days. This notification had no effect on the listing of our common shares at that time. In accordance with the Nasdaq Marketplace Rules, we were provided an initial period of 180 calendar days to regain compliance, which required a closing bid price for our common shares above $1.00 for a minimum of 10 consecutive business days. On November 14, 2024, our common shares closing bid price was above $1.00 for 20 consecutive business days, and on November 15, 2024, we received written notice from Nasdaq informing us that we had regained compliance with Rule 5550(a)(2).

Recent Key Events

  Subsequent to September 30, 2024, we have deployed approximately an additional 350 Q4 Bitmain Antminer S21s, in addition to 1,000 XP miners acquired in September 2024.  We have also acquired 1,500 additional XP miners which we anticipate being energized early in the first quarter of 2025, adding to our overall hash rate and expanding our fleet with the latest generation of high-efficiency miners. The total miner fleet now includes a significant number of Bitmain S21 and S21 Pro machines, contributing close to 0.2 EH/s in additional hash rate.

  In September 2024, Sphere 3D Corp. and Simple Mining LLC ("Simple Mining") entered into a letter of intent to acquire a 12.5 MW site in Iowa featuring average sub 4c energy. We have partnered with Simple Mining to engineer, develop, and operate the site. Additionally, we will enter into a Managed Service Agreement ("MSA") with Simple Mining to operate the site on our behalf. The MSA is expected to be a three-year contract, with the option to renew or terminate annually.

  In August 2024, we received a termination fee of $3.0 million to settle all matters pertaining to a terminated hosting agreement including all services and deposit prepayments for estimated services fees.

  In November 2024, we received a termination fee of approximately $0.7 million for early termination of a hosting agreement and transfer of ownership of 2400 S19J Pro AntMiners.

  In the first nine months of 2024, we issued 4,626,133 common shares for the conversion of 32,383 Series H Preferred Shares. Subsequent to September 30, 2024, we issued 424,570 common shares for the conversion of 2,972 Series H Preferred Shares.

  On November 19, 2024, we entered into the Purchase Agreement whereby we offered and sold to the Selling Stockholder 2,350,000 of our common shares at a purchase price of $1.42 per share in a registered direct offering. In addition, pursuant to the Purchase Agreement, we offered and sold 1,875,353 pre-funded warrants to purchase common shares (the "Pre-Funded Warrants") to the Selling Stockholder in lieu of common shares, which the purchase of common shares in such offering would otherwise have resulted in the Selling Stockholder, together with its affiliates, beneficially owning more than 4.99% (or, at the election of the investor, 9.99%) of our common shares. Each Pre-Funded Warrant is exercisable for one common share. The purchase price of each Pre-Funded Warrant is equal to $1.4199, and the exercise price of each Pre-Funded Warrant is $0.0001 per share. The Pre-Funded Warrants are immediately exercisable and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. The transaction closed on November 21, 2024, and we received net proceeds in the registered direct offering of approximately $5.4 million after deducting the placement agent fees and estimated offering expenses payable by us.  On December 3, 2024, the Selling Shareholder exercised 281,353 Pre-Funded Warrants.

  Concurrently with the registered direct offering and the concurrent private placement of the Warrants, we entered into an Amendment to Common Share Purchase Warrants (the "Warrant Amendment") with the Selling Stockholder, which amended the common share purchase warrants to purchase up to 142,857.143 common shares issued to the Selling Stockholder on September 8, 2021 (the "Existing Warrants") to (i) reduce the exercise price of the Existing Warrants from $66.50 to $1.50 per share, (ii) extend the initial exercise date of the Existing Warrants to May 21, 2025, and (iii) reflect that the Existing Warrants will terminate on May 21, 2030.

Organizational Structure

The following sets forth our wholly-owned subsidiaries at December 11, 2024:

Name of subsidiary	Jurisdiction of Incorporation or Organization
Sphere 3D Inc.	Ontario, Canada
101250 Investments Ltd.	Turks & Caicos Islands
Sphere 3D Mining Corp.	Delaware, United States
Minority Equality Opportunities Acquisition Sponsor, LLC	Delaware, United States

The Offering

Securities offered by the Selling Stockholder:	4,225,353 common shares issuable upon the exercise of outstanding common share purchase warrant (the "Warrants").

Common shares outstanding:	24,310,614 common shares

Common shares to be outstanding after the offering assuming exercise of the Warrants:	28,535,967 shares

Use of Proceeds:

We are not selling any securities under this prospectus and we will not receive proceeds from the sale of the shares of our common shares by the Selling Stockholder. However, we may receive proceeds from the cash exercise of the Warrants, which, if exercised in cash at the current applicable exercise price with respect to all of the 4,225,353 common shares, would result in gross proceeds to us of approximately $6.3 million. The proceeds from such Warrant exercise, if any, will be used for working capital and general corporate purposes.

Risk Factors:

Investing in our securities is highly speculative and involves a high degree of risk. You should carefully consider the information set forth in the "Risk Factors" section on page 15 before deciding to invest in our securities.

Trading Symbol:	Our common shares are currently quoted on The Nasdaq Capital Market under the trading symbol "ANY".

The common shares outstanding and the common shares to be outstanding after this offering is based on 24,310,614 shares outstanding as of December 11, 2024 and excludes:

  443,170 shares underlying stock options with an average weighted price of $5.11 per share;
  760,834 shares underlying restricted stock units;
  1,165,713 shares underlying outstanding Series H Preferred Shares;
  9,204,704 shares underlying outstanding warrants with an average weighted exercise price of $13.27 per share;
  399,000 common shares available for grant under our equity incentive plan; and
  1,594,000 common shares underlying the outstanding Pre-Funded Warrants with an exercise price of $0.0001 per share.

RISK FACTORS

Investing in our securities involves risk. You should carefully consider the risk factors and uncertainties described under the heading "Item 1A. Risk Factors" in the 2023 Annual Report, which is incorporated into this prospectus by reference, as updated by our subsequent filings under the Exchange Act, and in any applicable prospectus supplement and in the other documents incorporated by reference into this prospectus, before investing in any of the securities that may be offered or sold pursuant to this prospectus. These risks and uncertainties and other risks and uncertainties not presently known to us or that we currently believe are immaterial, could materially affect our business, results of operations or financial condition and cause the value of our securities to decline.

Risks Related to our Common Shares and this Offering

If the trading price of our common shares fails to comply with the continued listing requirements of the Nasdaq Capital Market, we would face possible delisting, which would result in a limited public market for our common shares and make obtaining future debt or equity financing more difficult for us.

On October 10, 2024, we received a letter from the Nasdaq Listing Qualifications department of The Nasdaq Stock Market LLC notifying us that we were not in compliance with the requirement of Nasdaq Marketplace Rule 5550(a)(2) for continued inclusion on Nasdaq as a result of the closing bid price for our common shares being below $1.00 for 30 consecutive business days. This notification had no effect on the listing of our common shares at that time. In accordance with the Nasdaq Marketplace Rules, we were provided an initial period of 180 calendar days to regain compliance, which required a closing bid price for our common shares above $1.00 for a minimum of 10 consecutive business days. On November 14, 2024, our common shares closing bid price was above $1.00 for 20 consecutive business days, and on November 15, 2024, we received written notice from Nasdaq informing us that we had regained compliance with Rule 5550(a)(2).

If we cannot comply with the Nasdaq Marketplace Rules either now or in the future, our common shares would be subject to delisting and would likely trade on the over-the-counter market. If our common shares were to trade on the over-the-counter market, selling our common shares could be more difficult because smaller quantities of shares would likely be bought and sold, transactions could be delayed, and security analysts' coverage of us may be reduced. In addition, broker-dealers have certain regulatory burdens imposed upon them, which may discourage broker-dealers from effecting transactions in shares of our common shares, further limiting the liquidity of our common shares. As a result, the market price of our common shares may be depressed, and you may find it more difficult to sell our common shares. Such delisting from the Nasdaq and continued or further declines in our stock price could also greatly impair our ability to raise additional necessary capital through equity or debt financing.

There may be future sales of our securities or other dilution of our equity, which may adversely affect the market price of our common shares.

With limited exceptions, we are generally not restricted from issuing additional common shares, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common shares. The market price of our common shares could decline as a result of sales of common shares or securities that are convertible into or exchangeable for, or that represent the right to receive, common shares after this offering or the perception that such sales could occur.

A substantial number of our common shares may be sold in this offering, which could cause the price of our common shares to decline.

In this offering, the Selling Stockholder may sell up to 4,225,353 of our common shares. This sale and any future sales of a substantial number of our common shares in the public market, or the perception that such sales may occur, could adversely affect the price of our common shares on Nasdaq. We cannot predict the effect, if any, that market sales of those common shares or the availability of those common shares for sale will have on the market price of our common shares.

Our management has significant flexibility in using the net proceeds of this offering.

We are not selling any securities under this prospectus and will not receive any proceeds from the sale of the common shares offered by this prospectus by the Selling Stockholder. However, we may receive proceeds from the cash exercise of the Warrants, which, if exercised in cash at the current applicable exercise price with respect to all of the 4,225,353 common shares, would result in gross proceeds to us of approximately $6.3 million. We currently intend to use the net proceeds, if any, for working capital and general corporate purposes. Our management will have significant flexibility in applying the net proceeds of this offering. Management's failure to use these funds effectively would have an adverse effect on the value of our common shares and could make it more difficult and costly to raise funds in the future.

We do not intend to apply for any listing of the Warrants on any exchange or nationally recognized trading system, and we do not expect a market to develop for the unregistered warrants.

We do not intend to apply for any listing of the Warrants on Nasdaq or any other securities exchange or nationally recognized trading system, and we do not expect a market to develop for the Warrants. Without an active market, the liquidity of the Warrants will be limited. Further, the existence of the Warrants may act to reduce both the trading volume and the trading price of our common shares.

Certain provisions of the Warrants could discourage an acquisition of us by a third party.

Certain provisions of the Warrants could make it more difficult or expensive for a third party to acquire us. The Warrants prohibit us from engaging in certain transactions constituting "fundamental transactions" unless, among other things, the surviving entity assumes our obligations under the Warrants. These and other provisions of the Warrants offered by this prospectus could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to you.

If we do not obtain adequate capital funding or improve our financial performance, we may not be able to continue as a going concern.

We have limited non-recurring revenues derived from operations. We have a history of net losses, and we expect to continue to incur net losses and we may not achieve or maintain profitability. We may see continued losses during 2024 and as a result of these and other factors, we may not be able to achieve, sustain or increase profitability in the near future.

These factors raise substantial doubt about our ability to continue as a going concern. If we are unable to obtain adequate funding or if we are unable to grow our revenue substantially to achieve and sustain profitability, we may not be able to continue as a going concern. The report of our independent registered public accounting firm for the years ended December 31, 2023 and 2022 included in the 2023 Annual Report contains an explanatory paragraph indicating that there is substantial doubt as to our ability to continue as a going concern as a result of recurring losses from operations.

If we are unable to raise additional capital when required or on acceptable terms, we may be required to significantly delay, scale back or restrict our operations and our acquisition program or obtain funds by entering into agreements on unattractive terms, which would likely have a material adverse effect on our business, stock price and our relationships with third parties with whom we have business relationships, at least until additional funding is obtained. If we do not have sufficient funds to continue operations, we could be required to seek bankruptcy protection or other alternatives that would likely result in our stockholders losing some or all of their investment in us. In addition, our ability to achieve profitability or to respond to competitive pressures would be significantly limited.

USE OF PROCEEDS

We are not selling any securities under this prospectus and will not receive any proceeds from the sale of the common shares offered by this prospectus by the Selling Stockholder. However, we may receive proceeds from the cash exercise of the Warrants, which, if exercised in cash at the current applicable exercise price with respect to all of the 4,225,353 common shares, would result in gross proceeds to us of approximately $6.3 million. The proceeds from such Warrant exercises, if any, will be used for working capital and general corporate purposes. We cannot predict when or whether the Warrants will be exercised, and it is possible that the Warrants may expire unexercised. For information about the Selling Stockholder, see "Selling Stockholder."

The Selling Stockholder will pay any underwriting discounts and commissions and expenses incurred by the Selling Stockholder for brokerage or legal services or any other expenses incurred by the Selling Stockholder in disposing of the common shares offered hereby. We will bear all other costs, fees and expenses incurred in effecting the registration of the common shares covered by this prospectus, including all registration and filing fees and fees and expenses of our counsel and accountants.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a corporation organized pursuant to articles of amalgamation under the Business Corporations Act (Ontario) (the "OBCA") dated August 1, 2018. Some of our assets are located outside of the United States and some of our directors and officers, as well as some of the experts named in this prospectus, are residents of Canada. As a result, it may be difficult for U.S. investors to:

  effect service within the United States upon us or those directors, officers and experts who are not residents of the United States; or realize in the United States upon judgments of courts of the United States predicated upon the civil liability provisions of the United States federal securities laws.

DESCRIPTION OF SHARE CAPITAL

General

The following is a description of the material terms of our share capital of as set forth in our articles of amalgamation and bylaws, as amended to date, and certain related sections of the OBCA. For more detailed information, please see our articles of amalgamation and bylaws and amendments thereto, which are filed as exhibits to the registration statement of which this prospectus forms a part.

Our authorized capital consists of unlimited common shares, no par value, unlimited series A preferred shares, no par value, unlimited series B preferred shares, no par value, unlimited series C preferred shares, no par value, unlimited series D preferred shares, no par value, unlimited series E preferred shares, no par value, unlimited series F preferred shares, no par value, unlimited series G preferred shares, no par value and unlimited series H preferred shares, no par value. As of December 11, 2024, there were issued and outstanding 24,310,614 common shares and 8,160 series H preferred shares. There are no series A, series B, series C, series D, series E, series F or series G preferred shares outstanding, all of which were converted to common shares, with the exception of series F preferred shares which were never issued or outstanding. Pursuant to our articles of amalgamation, our board of directors has the authority to fix and determine the voting rights, rights of redemption and other rights and preferences of each series of preferred shares. The series H preferred shares outstanding do not have voting rights.

The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of the OBCA and our articles of amalgamation and by-laws. We encourage you to review our:

  Articles of Amendment dated June 28, 2023;

  Articles of Amendment dated October 1, 2021;

  Articles of Amendment dated July 13, 2021;

  Articles of Amendment dated January 4, 2021;

  Articles of Amendment dated September 29, 2020;

  Articles of Amendment dated May 6, 2020;

  Articles of Amendment dated November 6, 2019;

  Articles of Amendment dated July 12, 2019;

  Articles of Amendment dated November 13, 2018;

  Articles of Amendment dated November 5, 2018;

  Articles of Amendment dated September 28, 2018;

  Articles of Amendment dated July 11, 2017;

  Articles of Amalgamation dated March 24, 2015;

  By-law No. 1, as amended; and

  By-law No. 2.

Common Shares

Voting, Dividend and Other Rights. Each outstanding common share entitles the holder to one vote on all matters presented to the shareholders for a vote. Holders of common shares have no cumulative voting, pre-emptive, subscription or conversion rights. The board of directors determines if and when distributions may be paid out of legally available funds to the holders. The declaration of any cash dividends in the future will depend on the board of directors'' determination as to whether, in light of earnings, financial position, cash requirements and other relevant factors existing at the time, it appears advisable to do so. We do not anticipate paying cash dividends on the common shares in the foreseeable future.

Rights Upon Liquidation. Upon liquidation, subject to the right of any holders of preferred shares to receive preferential distributions, each outstanding common share may participate pro rata in the assets remaining after payment of, or adequate provision for, all known debts and liabilities.

Majority Voting. In accordance with our by-laws, two holders representing not less than thirty-three and one-third percent (33 1/3%) of the outstanding common shares constitute a quorum at any meeting of the shareholders. A majority of the votes cast at a meeting of shareholders elects directors. The common shares do not have cumulative voting rights. Therefore, the holders of a majority of the outstanding common shares can elect all of the directors. In general, a majority of the votes cast at a meeting of shareholders must authorize shareholder actions other than the election of directors.

Preferred Shares

Under our articles of amalgamation, our board of directors can issue an unlimited amount of preferred shares from time to time in one or more series. Our board of directors is authorized to fix by resolution as to any series the designation and number of shares of the series, the voting rights, the dividend rights, the redemption price, the amount payable upon liquidation or dissolution, the conversion rights, and any other designations, preferences or special rights or restrictions as may be permitted by law. Unless the nature of a particular transaction and the rules of law applicable thereto require such approval, our board of directors has the authority to issue these shares of preferred shares without shareholder approval.

Series H Preferred Shares. The holders of Series H Preferred Shares have the following rights, restrictions and privileges in respect of their preferred shares:

  The Series H Preferred Shares are convertible into 142.857 common shares for every Series H Preferred Share. Each holder may convert such holders Series H Preferred Shares provided that after such conversion the common shares issuable, together with all the common shares held by the shareholder in the aggregate, would not exceed 9.99% of the total number of outstanding common shares.

  The holders of Series H Preferred Shares are not entitled to receive dividends and are not entitled to voting rights.

Warrants

As of December 11, 2024, we had the following warrants outstanding:

  Warrants to purchase 1,594,000 common shares underlying Pre-Funded Warrants, indefinitely, at an initial exercise price of $0.0001 per share, subject to adjustment in the event of stock splits, combinations or the like of common shares.

  Warrants to purchase, 4,368,211 common shares until May 21, 2030 at an initial exercise price of $1.50 per share, subject to adjustment in the event of stock splits, combinations or the like of common shares.

  Warrants to purchase 14,286 common shares until February 7, 2027 at an initial exercise price of $28.00 per share, subject to adjustment in the event of stock splits, combinations or the like of common shares.

  Warrants to purchase 14,286 common shares until February 7, 2027 at an initial exercise price of $35.00 per share, subject to adjustment in the event of stock splits, combinations or the like of common shares.
  Warrants to purchase 14,286 common shares until February 7, 2027 at an initial exercise price of $42.00 per share, subject to adjustment in the event of stock splits, combinations or the like of common shares.
  Warrants to purchase 2,162,922 common shares until August 23, 2026, at an initial exercise price of $2.75 per share, subject to adjustment in the event of stock splits, combinations or the like of common shares.
  Warrants to purchase 800,000 common shares until August 11, 2026, at an initial exercise price of $2.75 per share, subject to adjustment in the event of stock splits, combinations or the like of common shares.
  Warrants to purchase 73,556 common shares until April 17, 2026, at an initial exercise price of $1.342 per share, subject to adjustment in the event of stock splits, combinations or the like of common shares.
  Warrants to purchase 1,471,441 common shares until September 8, 2026 at an initial exercise price of $66.50 per share, subject to adjustment in the event of stock splits, combinations or the like of common shares.
  Warrants to purchase 285,716 common shares until December 22, 2024 at an initial exercise price of $28.00 per share, subject to adjustment in the event of stock splits, combinations or the like of common shares.

Limitation of Liability and Indemnification of Directors and Officers

Under the OBCA, we may indemnify our current or former directors or officers or another individual who acts or acted at our request as a director or officer, or an individual acting in a similar capacity, of another entity which we are or were a shareholder or creditor of, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of his or her association with us or another entity. The OBCA also provides that we may also advance moneys to a director, officer or other individual for costs, charges and expenses reasonably incurred in connection with such a proceeding; provided that such individual shall repay the moneys if the individual does not fulfill the conditions described below.

However, indemnification is prohibited under the OBCA unless the individual:

  acted honestly and in good faith with a view to our best interests, or the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at our request; and

  in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful.

Our bylaws require us to indemnify each of our current or former directors and officers and each individual who acts or acted at our request as a director or officer of another entity which we are or were a shareholder or creditor of, as well as their respective heirs and successors, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by them in respect of any civil, criminal or administrative action or proceeding to which they were made a party by reason of being or having been a director or officer, except as may be prohibited by the OBCA.

We have entered into indemnity agreements with our directors and executive officers that provide, among other things, that we will indemnify them to the fullest extent permitted by law from and against all liabilities, costs, charges and expenses incurred as a result of their actions in the exercise of their duties as a director or officer; provided that, we shall not indemnify such individuals if, among other things, they did not act honestly and in good faith with a view to our best interests and, in the case of a criminal or penal action, the individuals did not have reasonable grounds for believing that their conduct was lawful.

Material differences between Ontario Corporate Law and Delaware General Corporation Law

Our corporate affairs are governed by our articles of amalgamation and bylaws and the provisions of the OBCA. The OBCA differs from the various state laws applicable to U.S. corporations and their stockholders. The following is a summary of the material differences between the OBCA and the General Corporation Law of the State of Delaware ("DGCL"). This summary is qualified in its entirety by reference to the DGCL, the OBCA and our governing corporate instruments.

Delaware	Ontario

Stockholder/Shareholder Approval of Business Combinations; Fundamental Changes

Under the DGCL, certain fundamental changes such as amendments to the certificate of incorporation (subject to certain exceptions), a merger, consolidation, sale, lease, exchange or other disposition of all or substantially all of the property of a corporation, or a dissolution of the corporation, are generally required to be approved by the holders of a majority of the outstanding stock entitled to vote on the matter, unless the certificate of incorporation requires a higher percentage.

However, under the DGCL, mergers in which, among other requirements, less than 20% of a corporation's stock outstanding immediately prior to the effective date of the merger is issued generally do not require stockholder approval. In addition, mergers in which one corporation owns 90% or more of each class of stock of a second corporation may be completed without the vote of the second corporation's board of directors or stockholders. In certain situations, the approval of a business combination may require approval by a certain number of the holders of a class or series of shares. In addition, Section 251(h) of the DGCL provides that stockholders of a constituent corporation need not vote to approve a merger if: (1) the merger agreement permits or requires the merger to be effected under Section 251(h) and provides that the merger shall be effected as soon as practicable following the tender offer or exchange offer, (2) a corporation consummates a tender or exchange offer for any and all of the outstanding stock of such constituent corporation that would otherwise be entitled to vote to approve the merger, (3) following the consummation of the offer, the stock accepted for purchase or exchanges plus the stock owned by the consummating corporation equals at least the percentage of stock that would be required to adopt the agreement of merger under the DGCL, (4) the corporation consummating the offer merges with or into such constituent corporation, and (5) each outstanding share of each class or series of stock of the constituent corporation that was the subject of and not irrevocably accepted for purchase or exchange in the offer is to be converted in the merger into, or the right to receive, the same consideration to be paid for the shares of such class or series of stock of the constituent corporation irrevocably purchased or exchanged in such offer.

The DGCL does not contain a procedure comparable to a plan of arrangement under the OBCA.

Under the OBCA, certain extraordinary corporate actions including: amalgamations; arrangements; continuances; sales, leases or exchanges of all or substantially all of the property of a corporation; liquidations and dissolutions are required to be approved by special resolution.

A "special resolution" is a resolution (i) submitted to a special meeting of the shareholders of a corporation duly called for the purpose of considering the resolution and passed at the meeting by at least two-thirds of the votes cast, or (ii) consented to in writing by each shareholder of the corporation entitled to vote on the resolution.

In the case of an offering company, an "ordinary resolution" is a resolution that is submitted to a meeting of the shareholders of a corporation and passed, with or without amendment, at the meeting by at least a majority of the votes cast, in person or by proxy.

Under the OBCA, shareholders of a class or series of shares are entitled to vote separately as a class in the event of certain transactions that affect holders of the class or series of shares in a manner different from the shares of another class or series of the corporation, whether or not such shares otherwise carry the right to vote.

Under the OBCA, arrangements are permitted. An arrangement may include an amalgamation, a transfer of all or substantially all the property of the corporation, and a liquidation and dissolution of a corporation. In general, a plan of arrangement is approved by a corporation's board of directors and then is submitted to a court for approval. It is customary for a corporation in such circumstances to apply to a court initially for an interim order governing various procedural matters prior to calling any security holder meeting to consider the proposed arrangement. Arrangements must generally be approved by a special resolution of shareholders. The court may, in respect of an arrangement proposed with persons other than shareholders and creditors, require that those persons approve the arrangement in the manner and to the extent required by the court. The court determines, among other things, to whom notice shall be given and whether, and in what manner, approval of any person is to be obtained and also determines whether any shareholders may dissent from the proposed arrangement and receive payment of the fair value of their shares. Following compliance with the procedural steps contemplated in any such interim order (including as to obtaining security holder approval), the court would conduct a final hearing, which would, among other things, assess the fairness and reasonableness of the arrangement and approve or reject the proposed arrangement.

Special Vote Required for Combinations with Interested Stockholders/Shareholders

Section 203 of the DGCL provides (in general) that, unless otherwise provided in the certificate of incorporation, a corporation may not engage in a business combination with an interested stockholder for a period of three years after the time of the transaction in which the person became an interested stockholder.

The prohibition on business combinations with interested stockholders does not apply in some cases, including if: (1) the board of directors of the corporation, prior to the time of the transaction in which the person became an interested stockholder, approves (a) the business combination or (b) the transaction in which the stockholder becomes an interested stockholder; (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or (3) the board of directors and the holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder approve, at an annual or special meeting of stockholders, the business combination on or after the time of the transaction in which the person became an interested stockholder.

For the purpose of Section 203, the DGCL, subject to specified exceptions, generally defines an interested stockholder to include any person who, together with that person's affiliates or associates, (1) owns 15% or more of the outstanding voting stock of the corporation (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or (2) is an affiliate or associate of the corporation and owned 15% or more of the outstanding voting stock of the corporation, in each case, at any time within the previous three years.

While the OBCA does not contain specific anti-takeover provisions with respect to "business combinations", rules and policies of certain Canadian securities regulatory authorities, including Multilateral Instrument 61-101-Protection of Minority Security Holders in Special Transactions ("MI 61-101"), contain requirements in connection with, among other things, "related party transactions" and "business combinations", including, among other things, any transaction by which an issuer directly or indirectly engages in the following with a related party: acquires, sells, leases or transfers an asset, acquires the related party, acquires or issues treasury securities, amends the terms of a security if the security is owned by the related party or assumes or becomes subject to a liability or takes certain other actions with respect to debt.

The term "related party" includes, inter alia, directors, senior officers and holders of more than 10% of the voting rights attached to all outstanding voting securities of the issuer or holders of a sufficient number of any securities of the issuer to materially affect control of the issuer.

MI 61-101 requires, subject to certain exceptions, the preparation of a formal valuation relating to certain aspects of the transaction and more detailed disclosure in the proxy materials sent to security holders in connection with a related party transaction including related to the valuation. MI 61-101 also requires, subject to certain exceptions, that an issuer not engage in a related party transaction unless the shareholders of the issuer, other than shares held by the related parties, approve the transaction by a simple majority of the disinterested votes cast.

Appraisal Rights; Rights to Dissent; Compulsory Acquisition

Under the DGCL, a stockholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which the stockholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction.

For example, a stockholder is entitled to appraisal rights in the case of a merger or consolidation if the stockholder is required to accept in exchange for his or her shares anything other than: (1) shares of stock of the corporation surviving or resulting from the merger or consolidation, or depository receipts in respect thereof; (2) shares of any other corporation, or depository receipts in respect thereof, that on the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 stockholders; (3) cash instead of fractional shares of the corporation or fractional depository receipts of the corporation; or (4) any combination of the shares of stock, depository receipts and cash instead of the fractional shares or fractional depository receipts.

Under the OBCA, each of the following matters listed will entitle shareholders to exercise rights of dissent and to be paid the fair value of their shares: (i) any amalgamation with another corporation (other than with certain affiliated corporations); (ii) an amendment to the corporation's articles to add, change or remove any provisions restricting the issue, transfer or ownership of a class or series of shares; (iii) an amendment to the corporation's articles to add, change or remove any restriction upon the business or businesses that the corporation may carry on or the powers that the corporation may exercise; (iv) a continuance under the laws of another jurisdiction; (v) a sale, lease or exchange of all or substantially all the property of the corporation other than in the ordinary course of business; and (vi) where a court order permits a shareholder to dissent in connection with an application to the court for an order approving an arrangement. However, a shareholder is not entitled to dissent if an amendment to the articles is effected by a court order approving a reorganization or by a court order made in connection with an action for an oppression remedy. The OBCA provides these dissent rights for both listed and unlisted shares.

Under the OBCA, a shareholder may, in addition to exercising dissent rights, seek an oppression remedy for any act or omission of a corporation which is oppressive or unfairly prejudicial to or that unfairly disregards a shareholder's interests. The OBCA's oppression remedy enables a court to make an order to rectify the matters complained of if the court is satisfied upon application by a complainant (as defined herein) that in respect of a corporation or any of its affiliates, (i) any act or omission of the corporation or any of its affiliates effects or threatens to effect a result; (ii) the business or affairs of the corporation or any of its affiliates are, have been or are threatened to be carried on or conducted in a manner; or (iii) the powers of the directors of the corporation or any of its affiliates are, have been or are threatened to be exercised in a manner, that is oppressive or unfairly prejudicial to or that unfairly disregards the interests of any securityholder, creditor, director or officer of the corporation. The oppression remedy provides the court with broad and flexible jurisdiction to make any order it thinks fit including but not limited to: amending the articles of a corporation, issuing or exchanging securities, setting aside transactions, and appointing or replacing directors.

For the purposes of the oppression remedy, a "complainant" includes current and former registered and beneficial owners of a security of the corporation or any of its affiliates, a director or an officer or former director or officer of the corporation or any of its affiliates, as well as any other person whom the court considers appropriate.

The OBCA provides a right of compulsory acquisition for an offeror that acquires 90% of a corporation's securities pursuant to a take-over bid or issuer bid, other than securities held at the date of the bid by or on behalf of the offeror. The OBCA also provides that where a person, its affiliates and associates acquire 90% or more of a class of equity securities of a corporation, then the holder of any securities of that class not counted for the purposes of calculating such percentage is entitled to require the corporation to acquire the holder's securities of that class in accordance with the procedure set out in the OBCA.

Stockholder/Shareholder Consent to Action Without Meeting

Under the DGCL, unless otherwise provided in the certificate of incorporation, any action that can be taken at a meeting of the stockholders (except stockholder approval of a transaction with an interested stockholder, which may be given only by vote at a meeting of the stockholders) may be taken without a meeting if written consent to the action is signed by the holders of outstanding stock having not less than the minimum number of votes necessary to authorize or take the action at a meeting of the stockholders.

Under the OBCA, a written resolution signed by all the shareholders of a corporation who would have been entitled to vote on the resolution at a meeting is effective to approve the resolution.

Special Meetings of Stockholders/Shareholders

Under the DGCL, a special meeting of stockholders may be called by the board of directors or by such persons authorized in the certificate of incorporation or the by-laws.

The OBCA provides that our shareholders may requisition a special meeting in accordance with the OBCA. The OBCA provides that the holders of not less than 5% of our issued shares that carry the right to vote at a meeting may requisition our directors to call a special meeting of shareholders for the purposes stated in the requisition. If the directors do not call such meeting within 21 days after receiving the requisition despite the technical requirements under the OBCA having been met, any shareholder who signed the requisition may call the special meeting.

Distributions and Dividends; Repurchases and Redemptions

Under the DGCL, subject to any restrictions contained in the certificate of incorporation, a corporation may declare and pay dividends out of capital surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by issued and outstanding shares having a preference upon the distribution of assets. Surplus is defined in the DGCL as the excess of the net assets over capital, as such capital may be adjusted by the board of directors.

A Delaware corporation may purchase or redeem shares of any class except when its capital is impaired or would be impaired by the purchase or redemption. A corporation may, however, purchase or redeem out of capital shares that are entitled upon any distribution of its assets to a preference over another class or series of its shares if the purchased or redeemed shares are to be retired and the capital reduced.

Under the OBCA, a corporation may pay a dividend in money or other property unless there are reasonable grounds for believing that the corporation is or after the payment would be unable to pay its liabilities as they become due or the realizable value of its assets would thereby be less than the aggregate of its liabilities and its stated capital of all classes.

The OBCA provides that no special rights or restrictions attached to a series of any class of shares confer on the series a priority in respect of dividends or return of capital over any other series of shares of the same class. Any such restrictions are set forth in our articles.

Under the OBCA, the purchase or other acquisition by a corporation of its shares is generally subject to solvency tests similar to those applicable to the payment of dividends (as set out above). We are permitted, under our articles, to acquire any of our shares, subject to the special rights and restrictions attached to such class or series of shares and the approval of our board of directors.

Under the OBCA, subject to solvency tests similar to those applicable to the payment of dividends (as set out above), a corporation may redeem, on the terms and in the manner provided in its articles, any of its shares that has a right of redemption attached to it.

Vacancies on Board of Directors

Under the DGCL, a vacancy or a newly created directorship may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, unless otherwise provided in the certificate of incorporation or by-laws. Directors chosen to fill vacancies generally hold office until the next election of directors. If, however, a corporation's directors are divided into classes, a director chosen to fill a vacancy holds office until the next election of the class for which such director was chosen.

Under the OBCA, vacancies that exist on the board of directors may generally be filled by the board of directors if the remaining directors constitute a quorum. In the absence of a quorum, the remaining directors shall call a meeting of shareholders to fill the vacancy.

Our articles of amalgamation set out a minimum number of directors of one (1) and maximum number of directors of ten (10). Under the OBCA, where a minimum and maximum number of directors of a corporation is provided for in its articles, the number of directors of the corporation and the number of directors to be elected at the annual meeting of the shareholders shall be such number as shall be determined from time to time by special resolution or, if the special resolution empowers the directors to determine the number, by resolution of the directors. Where such a resolution is passed (which resolution has been previously approved by a corporation), the directors may not, between meetings of shareholders, appoint an additional director if, after such appointment, the total number of directors would be greater than one and one-third times the number of directors required to have been elected at the last annual meeting of shareholders.

Constitution of Directors

The DGCL does not have residency requirements, but a corporation may prescribe qualifications for directors under its certificate of incorporation or by-laws.

Under the OBCA and our articles of amalgamation, the board of directors must consist of at least three members so long as we remain an "offering corporation" for purposes of the OBCA, which includes a corporation whose securities are listed on a recognized stock exchange such as the Nasdaq. Under the OBCA, the shareholders of a corporation elect directors by ordinary resolution at each annual meeting of shareholders at which such an election is required. Under the OBCA, so long as we remain an offering corporation, at least one-third of our directors must not be officers or employees of our company or our affiliates.

Removal of Directors; Terms of Directors

Under the DGCL, except in the case of a corporation with a classified board of directors (unless the certificate of incorporation provides otherwise) or in the case of a corporation with cumulative voting, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors.

Under the OBCA, shareholders of a corporation may, by resolution passed by a majority of the vote cast thereon at a meeting of shareholders, remove a director and may elect any qualified person to fill the resulting vacancy. If holders of a class or series of shares have the exclusive right to elect one or more directors, a director elected by them may only be removed by an ordinary resolution at a meeting of the shareholders of that class or series.

The OBCA provides that shareholders shall elect at each annual meeting of shareholders at which an election of directors is required, directors to hold office for a term expiring not later than the close of the third annual meeting of shareholders following the election. It is not necessary that all directors elected at a meeting of shareholders hold office for the same term. A director not elected for an expressly stated term ceases to hold office at the close of the first annual meeting of shareholders following his or her election.

Inspection of Books and Records

Under the DGCL, any holder of record of stock or a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, upon written demand, inspect the corporation's books and records during business hours for a proper purpose and may make copies and extracts therefrom.

Under the OBCA, registered holders of shares, beneficial owners of shares and creditors of a corporation, their agents and legal representatives may examine the records of the corporation during the usual business hours of the corporation, and may take extracts from those records, free of charge, and, if the corporation is an offering corporation, any other person may do so upon payment of a reasonable fee.

Amendment of Governing Documents

Under the DGCL, a certificate of incorporation may be amended if: (1) the board of directors adopts a resolution setting forth the proposed amendment, declaring its advisability and specifying whether the stockholders will vote on the amendment at a special meeting or annual meeting of stockholders; provided that, unless required by the certificate of incorporation, no meeting or vote is required to adopt an amendment for certain specified changes; and (2) the holders of a majority of shares of stock entitled to vote on the matter approve the amendment, unless the certificate of incorporation requires the vote of a greater number of shares.

The DGCL requires that certain amendments to a certificate of incorporation be approved by a particular class of stockholders. If an amendment requires a class vote, it must be approved by a majority of the outstanding stock of the class entitled to vote on the matter, unless a greater proportion is specified in the certificate of incorporation or other provisions of the DGCL.

Under the DGCL, a corporation's stockholders may amend its by-laws. The board of directors also may amend a corporation's by-laws if so authorized in the certificate of incorporation.

Under the OBCA, amendments to the articles of incorporation generally require the approval of not less than two-thirds of the votes cast by shareholders entitled to vote on the special resolution. In certain cases, holders of a class or series of shares are entitled to vote separately on the resolution.

Under the OBCA, the directors may, by resolution, make, amend or repeal any by-laws that regulate the business or affairs of a corporation. The by-law, amendment or repeal is generally effective immediately; however, the directors must submit the by-law, amendment or repeal to the shareholders at the next meeting of shareholders, and the shareholders may confirm, reject or amend the by-law, amendment or repeal.

Indemnification of Directors and Officers

Under the DGCL, subject to specified limitations in the case of derivative suits brought by a corporation's stockholders in its name, a corporation may indemnify any person who is made a party to any action, suit or proceeding on account of being a director, officer, employee or agent of the corporation (or who was serving at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys' fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding if: (1) the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation; and (2) in a criminal action or proceeding, the individual had no reasonable cause to believe that his or her conduct was unlawful. Without court approval, however, no indemnification may be made in respect of any derivative action in which an individual is adjudged liable to the corporation, except to the extent the Court of Chancery or the court in which such action or suit was brought determines, in its discretion, that such person is fairly and reasonably entitled to indemnity.

If a director or officer successfully defends a third-party or derivative action, suit or proceeding, the DGCL requires that the corporation indemnify such director or officer for expenses (including attorneys' fees) actually and reasonably incurred in connection with his or her defense.

Under the DGCL, a corporation may advance expenses relating to the defense of any proceeding to directors and officers upon the receipt of an undertaking by or on behalf of the individual to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified.

Under the OBCA, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation's request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgement, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity, and the corporation may advance moneys to such indemnified persons.

The foregoing indemnification is prohibited under the OBCA unless the individual (i) acted honestly and in good faith with a view to the best interests of the corporation or, as the case may be, to the best interests of any other entity for which the individual acted as a director or officer or in a similar capacity at the corporation's request and (ii) if the matter is a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual's conduct was lawful.

In addition to any indemnity the corporation may elect to provide, the OBCA provides that an individual referred to above is entitled to an indemnity from the corporation against all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual's association with the corporation or other entity referred to above, if, in addition to fulfilling the conditions in (i) and (ii) above, the individual was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done.

The corporation may also, with the approval of a court, indemnify an individual referred to above or advance moneys to such individual in respect of an action by or on behalf of the corporation or other entity to obtain a judgement in its favor, to which the individual is made a party because of the individual's association with the corporation or other entity, if the individual fulfils the conditions in (i) above.

Our by-laws provide that we shall indemnify the foregoing persons on substantially the terms set forth above.

Limited Liability of Directors

The DGCL permits the adoption of a provision in a corporation's certificate of incorporation limiting or eliminating the monetary liability of a director to a corporation or its stockholders by reason of a director's breach of the fiduciary duty of care. The DGCL does not permit any limitation of a director's liability for:

(1) breaching the duty of loyalty to the corporation or its stockholders; (2) acts or omissions not in good faith; (3) engaging in intentional misconduct or a known violation of law; (4) obtaining an improper personal benefit from the corporation; or (5) paying a dividend or approving a stock repurchase that was illegal under applicable law.

The OBCA does not permit the limitation of a director's liability as the DGCL does.

Under the OBCA, directors and officers owe a fiduciary duty to the corporation. Every director and officer of a corporation must act honestly and in good faith with a view to the best interests of the corporation and must also exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

Directors will not be found liable for breach of their duties where they exercise the care, diligence and skill that a reasonably prudent person would have exercised in comparable circumstances. This includes good faith reliance on: financial statements and reports represented by an auditor or officer of the corporation to fairly present the financial position of the corporation; advice or reports from an officer or employee of the corporation where it is reasonable in the circumstances to rely on such information; and, reports from an engineer, lawyer, accountant, or other person whose profession lends credibility to a statement made by any such person.

Stockholder/Shareholder Lawsuits

Under the DGCL, a stockholder may bring a derivative action on behalf of a corporation to enforce the corporation's rights if he or she was a stockholder at the time of the transaction which is the subject of the action. Additionally, under Delaware case law, a stockholder must have owned stock in the corporation continuously until and throughout the litigation to maintain a derivative action. Delaware law also requires that, before commencing a derivative action, a stockholder must make a demand on the directors of the corporation to assert the claim, unless such demand would be futile. A stockholder also may commence a class action suit on behalf of himself or herself and other similarly situated stockholders where the requirements for maintaining a class action have been met.

Under the OBCA, a "complainant", which includes a current or former shareholder (including a beneficial shareholder), director or officer of a corporation or its affiliates (or former director or officer of the corporation or its affiliates) and any other person who, in the discretion of the court, is an appropriate person, may make an application to court to bring an action in the name and on behalf of a corporation or any of its subsidiaries, or intervene in an action to which any such body corporate is a party, for the purpose of prosecuting, defending or discontinuing the action on behalf of the body corporate (a derivative action).

No derivative action may be brought unless notice of the application has been given to the directors of the corporation or its subsidiary not less than fourteen days before bringing the application and the court is satisfied that (i) the directors of the corporation or the subsidiary will not bring, diligently prosecute or defend or discontinue the action, (ii) the complainant is acting in good faith and (iii) it appears to be in the interests of the corporation or its subsidiary that the action be brought, prosecuted, defended or discontinued. A complainant is not required to provide the notice referred to above if all of the directors of the corporation or its subsidiary are defendants in the action.

In connection with a derivative action, the court may make any order it thinks fit, including an order requiring the corporation or its subsidiary to pay reasonable legal fees and any other costs reasonably incurred by the complainant in connection with the action.

Blank Check Preferred Stock/Shares

Under the DGCL, a corporation's certificate of incorporation may authorize the board of directors to issue new classes of preferred shares with voting, conversion, dividend distribution and other rights to be determined by the board of directors at the time of issuance. Such authorization could prevent a takeover attempt and thereby preclude stockholders from realizing a potential premium over the market value of their shares.

In addition, Delaware law does not prohibit a corporation from adopting a shareholder rights plan, or "poison pill", which could prevent a takeover attempt and also preclude stockholders from realizing a potential premium over the market value of their shares.

Under our articles of amalgamation, preferred shares may be issued in one or more series. Accordingly, our board of directors is authorized, without shareholder approval, but subject to the provisions of the OBCA, to determine the maximum number of shares of each series, create an identifying name for each series and attach such special rights or restrictions, including dividend, liquidation and voting rights, as our board of directors may determine, and such special rights or restrictions, including dividend, liquidation and voting rights, may be superior to the common voting shares.

The issuance of preferred shares, or the issuance of rights to purchase preferred shares, could make it more difficult for a third-party to acquire a majority of our outstanding shares and thereby have the effect of delaying, deferring or preventing a change of control of us or an unsolicited acquisition proposal or of making the removal of management more difficult. Additionally, the issuance of preferred shares may have the effect of decreasing the market price of our subordinate voting shares.

The OBCA does not prohibit a corporation from adopting a shareholder rights plan, or "poison pill", which could prevent a takeover attempt and also preclude shareholders from realizing a potential premium over the market value of their shares. However, unlike Delaware law, pursuant to applicable Canadian securities laws, Canadian securities regulators have frequently ceased traded shareholder rights plans in the face of a take-over bid.

Advance Notification Requirements for Proposals of Stockholders/Shareholders

Delaware corporations' by-laws typically provide that stockholders may introduce a proposal to be voted on at an annual or special meeting of the stockholders, including nominees for election to the board of directors, only if they provide notice of such proposal to the secretary of the corporation in advance of the meeting. In addition, advance notice by-laws frequently require stockholders to provide information about their board of directors nominees, such as a nominee's age, address, employment and beneficial ownership of shares of the corporation's capital stock. The stockholder may also be required to disclose, among other things, his or her own name, share ownership and any agreement, arrangement or understanding with respect to such nomination.

For other proposals, the proposing stockholder is often required by the by-laws to provide a description of the proposal and any other information relating to such stockholder or beneficial owner, if any, on whose behalf that proposal is being made, that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitation of proxies for the proposal and pursuant to and in accordance with the Exchange Act and the rules and regulations promulgated thereunder.

Under the OBCA, the directors of a corporation are required to call an annual meeting of shareholders no later than fifteen months after holding the last preceding annual meeting. Under the OBCA, the directors of a corporation may call a special meeting at any time. In addition, the OBCA provides that holders of not less than five percent of the issued shares of a corporation that carry the right to vote at a meeting sought to be held may requisition the directors to call a meeting of shareholders.

In our by-laws, we have has included certain advance notice provisions with respect to the election of its directors (the "Advance Notice Provisions"). Only persons who are nominated by shareholders in accordance with the Advance Notice Provisions will be eligible for election as directors at any annual meeting of shareholders, or at any special meeting of shareholders if one of the purposes for which the special meeting was called was the election of directors. Under the Advance Notice Provisions, a shareholder wishing to nominate a director would be required to provide us notice, in the prescribed form, within the prescribed time period.

Other Important Provisions in Articles of Amalgamation and Bylaws

The following is a summary of certain important provisions of our articles of amalgamation and bylaws, as amended. Please note that this is only a summary, is not intended to be exhaustive and is qualified in its entirety by reference to the articles of amalgamation and bylaws. For further information, please refer to the full version of the articles of amalgamation and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part.

Objects and Purposes

Our articles of amalgamation do not contain and are not required to contain a description of our objects and purposes. There is no restriction contained in our articles of amalgamation on the business that we may carry on.

Directors

Interested Transactions

The OBCA states that a director must disclose to us, in accordance with the provisions of the OBCA, the nature and extent of an interest that the director has in a material contract or material transaction, whether made or proposed, with us, if the director is a party to the contract or transaction, is a director or an officer or an individual acting in a similar capacity of a party to the contract or transaction, or has a material interest in a party to the contract or transaction.

A director who holds an interest in respect of any material contract or transaction into which we have entered or propose to enter is not entitled to vote on any directors' resolution to approve that contract or transaction, unless the contract or transaction:

  relates primarily to the director's remuneration as a director, officer, employee or agent of our company or an affiliate of our company;

  is for indemnity or insurance otherwise permitted under the OBCA; or

  is with an affiliate.

Remuneration of Directors

The OBCA provides that the remuneration of directors, if any, may be determined by the directors subject to our articles of amalgamation and bylaws. That remuneration may be in addition to any salary or other remuneration paid to any employees who are also directors.

Age Limit Requirement

Neither our articles of amalgamation nor the OBCA impose any mandatory age-related retirement or non-retirement requirement for directors.

Action Necessary to Change the Rights of Holders of Shares

Shareholders can authorize the amendment of our articles of amalgamation to create or vary the special rights or restrictions attached to any of the shares by passing a special resolution. However, a right or special right attached to any class or series of shares may not be prejudiced or interfered with unless the shareholders holding shares of that class or series to which the right or special right is attached consent by a separate special resolution. A special resolution means a resolution passed by: (1) a majority of not less than two-thirds of the votes cast by the applicable class or series of shareholders who vote in person or by proxy at a meeting or (2) a resolution consented to in writing by all of the shareholders entitled to vote.

Shareholder Meetings

We must hold an annual general meeting of shareholders at least once every year at a time and place determined by the board of directors, provided that the meeting must not be held later than 15 months after the preceding annual general meeting but no later than six months after the end of the preceding financial year. A meeting of shareholders may be held anywhere in Canada, as provided in our bylaws or, at a place outside Canada if our board of directors so determines.

Directors may, at any time, call a special meeting of shareholders. Shareholders holding not less than 5% of the issued voting shares may also cause directors to call a shareholders' meeting.

A notice to convene a meeting, specifying the date, time and location of the meeting, and, where a meeting is to consider special business, the general nature of the special business, must be sent to shareholders, to each director and the auditor not less than 21 days prior to the meeting, although, as a result of applicable securities laws, the time for notice is effectively longer. Under the OBCA, shareholders entitled to notice of a meeting may waive or reduce the period of notice for that meeting, provided applicable securities laws requirements are met. The accidental omission to send notice of any meeting of shareholders to, or the non-receipt of any notice by, any person entitled to notice does not invalidate any proceedings at that meeting.

As required by Nasdaq Listing Rules, a quorum for meetings is two persons present and holding, or represented by proxy, 33 1/3% of the issued shares entitled to be voted at the meeting. If a quorum is not present at the opening of the meeting, the shareholders may adjourn the meeting to a fixed time and place but may not transact any further business.

Holders of outstanding common shares are entitled to attend meetings of shareholders. Except as otherwise provided with respect to any particular series of preferred shares, and except as otherwise required by law, the holders of preferred shares are not entitled as a class to receive notice of, or to attend or vote at any meetings of shareholders. Directors, the secretary (if any), the auditor and any other persons invited by the chairman or directors or with the consent of those at the meeting are entitled to attend at any meeting of shareholders but will not be counted in the quorum or be entitled to vote at the meeting unless he or she is a shareholder or proxyholder entitled to vote at the meeting.

Director Nominations

Pursuant to a bylaw relating to the advance notice of nominations of directors, shareholders seeking to nominate candidates for election as directors other than pursuant to a proposal or requisition of shareholders made in accordance with the provisions of the OBCA must provide timely written notice to the corporate secretary. To be timely, a shareholder's notice must be received (i) in the case of an annual meeting of shareholders, not less than 30 days prior to the date of the annual meeting of shareholders; provided, however, that in the event that the annual meeting of shareholders is to be held on a date that is less than 50 days after the date on which the first public announcement of the date of the annual meeting was made, notice by the shareholder must be received not later than the close of business on the 10th day following the date of such public announcement; and (ii) in the case of a special meeting (which is not also an annual meeting) of shareholders called for any purpose which includes the election of directors to the board of directors, not later than the close of business on the 15th day following the day on which the first public announcement of the date of the special meeting was made. This bylaw also prescribes the proper written form for a shareholder's notice.

Impediments to Change of Control

Our articles of amalgamation do not contain any change of control limitations with respect to a merger, acquisition or corporate restructuring that involves our company.

Compulsory Acquisition

The OBCA provides that if, within 120 days after the date of a take-over bid made to shareholders of a corporation, the bid is accepted by the holders of not less than 90% of the shares (other than the shares held by the offeror or an affiliate of the offeror) of any class of shares to which the bid relates, the offeror is entitled to acquire (on the same terms on which the offeror acquired shares under the take-over bid) the shares held by those holders of shares of that class who did not accept the take-over bid. If a shareholder who did not accept the take-over bid (a dissenting offeree) does not receive an offeror's notice, with respect to a compulsory acquisition (as described in the preceding sentence), that shareholder may require the offeror to acquire those shares on the same terms under which the offeror acquired (or will acquire) the shares owned by the shareholders who accepted the take-over bid.

Ownership and Exchange Controls

Competition Act

Limitations on the ability to acquire and hold common shares may be imposed by the Competition Act (Canada). This legislation establishes a pre-merger notification regime for certain types of merger transactions that exceed certain statutory shareholding and financial thresholds. Mergers that are subject to notification cannot be closed until the required materials are filed and the applicable statutory waiting period has expired or been waived by the Commissioner of Competition (the "Commissioner"). Further, the Competition Act (Canada) permits the Commissioner to review any acquisition of control over or of a significant interest in our company, whether or not it is subject to mandatory notification. This legislation grants the Commissioner jurisdiction, for up to one year, to challenge this type of acquisition before the Canadian Competition Tribunal if it would, or would be likely to, substantially prevent or lessen competition in any market in Canada.

Investment Canada Act

The Investment Act (Canada) requires notification and, in certain cases, advance review and approval by the Government of Canada of an investment to establish a new Canadian business by a non-Canadian or of the acquisition by a non-Canadian of "control" of a "Canadian business", all as defined in the Investment Act (Canada). Generally, the threshold for advance review and approval will be higher in monetary terms for a member of the World Trade Organization. The Investment Act (Canada) generally prohibits the implementation of such a reviewable transaction unless, after review, the relevant minister is satisfied that the investment is likely to be of net benefit to Canada.

The Investment Act (Canada) contains various rules to determine if there has been an acquisition of control. For example, for purposes of determining whether an investor has acquired control of a corporation by acquiring shares, the following general rules apply, subject to certain exceptions. The acquisition of a majority of the voting shares of a corporation is deemed to be acquisition of control of that corporation. The acquisition of less than a majority but one-third or more of the voting shares of a corporation is presumed to be an acquisition of control of that corporation unless it can be established that, on the acquisition, the corporation is not controlled in fact by the acquiror through the ownership of voting shares. The acquisition of less than one-third of the voting shares of a corporation is deemed not to be acquisition of control of that corporation.

In addition, under the Investment Act (Canada), national security review on a discretionary basis may also be undertaken by the federal government in respect of a much broader range of investments by a non-Canadian to acquire, in whole or in part, or to establish an entity carrying on all or any part of its operations in Canada, with the relevant test being whether such an investment by a non-Canadian could be "injurious to national security." The Minister of Industry has broad discretion to determine whether an investor is a non-Canadian and therefore may be subject to national security review. Review on national security grounds is at the discretion of the federal government and may occur on a pre- or post-closing basis.

Any of these provisions may discourage a potential acquirer from proposing or completing a transaction that may have otherwise presented a premium to our shareholders. We cannot predict whether investors will find us and our common shares less attractive because we are governed by foreign laws.

Transfer Agent and Registrar

The registrar and transfer agent for our common shares is TSX Trust Company, located at 301 - 100 Adelaide Street West, Toronto, Ontario M5H 4H1.

PRIVATE PLACEMENT

On November 19, 2024, we entered the Purchase Agreement with the Selling Stockholder, pursuant to which we sold, and the Selling Stockholder purchased, an aggregate of 2,350,000 common shares and Pre-Funded Warrants to purchase up to 1,875,353 of our common shares, in a registered direct offering, and common share purchase warrants (the "Warrants") to purchase up to 4,225,353 of our common shares in a concurrent private placement, for gross proceeds of approximately $6 million, before deducting placement agent fees. The purchase price for each common share or Pre-Funded warrant and the accompanying Warrant was $1.42. The transaction closed on November 21, 2024.

The Warrants are exercisable at an initial exercise price of $1.50 per share (subject to standard adjustments for stock splits, stock dividends, rights offerings, pro rata distributions and certain anti-dilution adjustment rights). The Warrants will be exercisable six (6) months following the date of issuance and expire five and one half (5 ½) years following the date of issuance.

The following summary of certain terms and provisions of the Warrants is not complete and is subject to, and qualified in its entirety, by the provisions of the Warrants, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Exercisability. The Warrants are exercisable from the date that is six (6) months after the date of their issuance (the "Initial Exercise Date") and at any time thereafter up to the date that is five and one half (5 ½) years from the date of issuance. The Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the offer and sale of the common shares underlying the Warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of common shares purchased upon such exercise. If a registration statement registering the offer and sale of the common shares underlying the Warrants under the Securities Act is not effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, the holder may elect to exercise the Warrant through a cashless exercise. In such a case, the holder would receive upon such exercise the net number of common shares determined according to the formula set forth in the Warrant. No fractional common shares will be issued in connection with the exercise of a Warrant. In lieu of fractional shares, we will, at our election, either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.

Exercise Limitation. A holder will not have the right to exercise any portion of the Warrants if the holder (together with the holder's affiliate and any other persons acting as a group together with the holder or any of the holder's affiliates, and any other persons whose beneficial ownership of the common shares would or could be aggregated with the holder's for purposes of Section 13(d)) would beneficially own in excess of 4.99% (or, upon election by the holder prior to the issuance of the Warrant, 9.99%) of the number of shares of our common shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days following notice from the holder to us.

Exercise Price. The exercise price per whole common share purchasable upon exercise of the Warrants is equal to $1.50. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common shares and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Transferability. Subject to applicable laws, the Warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing. We do not intend to list the Warrants on any securities exchange or nationally recognized trading system.

Fundamental Transactions. In the event of a fundamental transaction, as described in the Warrants and generally including one or more related transactions in which we effect (1) certain mergers or consolidations pursuant to which we do not survive such merger or consolidation, (2) certain sales, leases, licenses, assignments, transfers, conveyances or other dispositions of all or substantially all of our assets, (3) certain purchase offers, tender offers or exchange offers by a person other than us or one of our subsidiaries is completed pursuant to which our stockholders are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of more than 50% of our common shares or more than 50% of the voting power of the common equity of the Company, (4) any reclassification, reorganization or recapitalization of the common shares or any compulsory share exchange pursuant to which the common shares is effectively converted into or exchanged for other securities, cash or property, or (5) the consummation of a stock or share purchase agreement or other business combination whereby the counterparty acquires more than 50% of the outstanding common shares or more than 50% of the voting power of the common equity of the Company, the holders of the Warrants will be entitled to receive upon exercise of the Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Warrants immediately prior to such fundamental transaction. Notwithstanding the foregoing, in the event of a fundamental transaction, the holders of the Warrants have the right to require us or a successor entity to redeem the Warrants for cash in the amount of the Black Scholes Value (as defined in the Warrants) of the unexercised portion of the Warrants concurrently with or within 30 days following the consummation of a fundamental transaction.

Rights as a Stockholder. Except as otherwise provided in the Warrants or by virtue of such holder's ownership of our common shares, the holder of a Warrant does not have the rights or privileges of a holder of our common shares, including any voting rights, until the holder exercises the Warrant.

Governing Law. The Warrants are governed by New York law.

Neither the offer and sale of the Warrants nor the offer and sale of the common shares issuable upon the exercise of such Warrants, are being registered under the Securities Act, and such securities are being offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Regulation D promulgated thereunder.

Existing Warrant Amendments

Concurrently with the registered direct offering and the private placement of the Warrants, we entered into the Warrant Amendment with the Selling Stockholder, which amended the Existing Warrants to purchase up to 142,858 common shares issued to such investor on September 8, 2021 to (i) reduce the exercise price of the Existing Warrants from $66.50 to $1.50 per share, (ii) extend the exercise date of the Existing Warrants to May 21, 2025, and (iii) reflect that the Existing Warrants will terminate on May 21, 2030.

SELLING STOCKHOLDER

The common shares being offered by the Selling Stockholder are those issuable to the Selling Stockholder upon exercise of the Warrants. For additional information regarding the issuances of the Warrants, see "Private Placement" above. We are registering the common shares in order to permit the Selling Stockholder to offer the shares for resale from time to time. Except for ownership of the Warrants, the Selling Stockholder has not had any material relationship with us within the past three years.

The table below lists the Selling Stockholder and other information regarding the beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the common shares held by the Selling Stockholder. The second column lists the number of common shares beneficially owned by the Selling Stockholder, based on its ownership of common shares and the Warrant, assuming the exercise of the Warrant held by the Selling Stockholder on that date.

The third column lists the common shares being offered by this prospectus by the Selling Stockholder. The fourth column assumes the sale of all of the shares offered by the Selling Stockholder pursuant to this prospectus.

Under the terms of the Warrants, the Selling Stockholder may not exercise the Warrants to the extent such exercise would cause such Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of common shares which would exceed 4.99% (or, upon election by the holder prior to the issuance of the Warrant, 9.99%) of our then-outstanding common shares (the "Maximum Percentage") following such exercise, excluding for purposes of such determination common shares issuable upon exercise of the Warrants that have not been exercised. The number of shares in the second column does not reflect this limitation. The Selling Stockholder may sell all, some or none of its shares in this offering. See "Plan of Distribution."

	Common Shares Owned Prior to Offering	Maximum Number of Common Shares to be Sold(3)	Shares Owned After Offering
Name of Selling Stockholder			Shares(4)	Percent(5)
Armistice Capital, LLC (1)	2,350,000(2)	4,225,353	2,350,000	9.99%

(1)

The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the "Master Fund"), and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC ("Armistice Capital"), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital.  The warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the Selling Stockholder from exercising that portion of the warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(2)

This column lists the number of common shares beneficially owned by the Selling Stockholder, as of December 11, 2024 , after giving effect to the Maximum Percentage. Without regard to the Maximum Percentage and the Initial Exercise Date, as of December 11, 2024, the Selling Stockholder would beneficially own an aggregate number of 2,350,000 common shares, which consists of (i) 4,225,353 common shares underlying Warrants held by the Selling Stockholder, all of which are being registered under this prospectus, (ii) 142,858 common shares underlying Warrants held by the Selling Stockholder not being registered under this prospectus  and (iii) 2,350,000 common shares.

(3)

For the purposes of the calculations of common shares to be sold pursuant to the prospectus we are assuming the exercise in their entirety of the Warrants held by the Selling Stockholder without regard to any limitations set forth therein.

(4)

This column represents the amount of shares that will be held by the Selling Stockholder after completion of this offering based on the assumptions that (a) all securities registered for sale by the registration statement of which this prospectus is part of will be sold, and (b) no other common shares are acquired or sold by the Selling Stockholder prior to completion of this offering. However, the Selling Stockholder is not obligated to sell all or any portion of the common shares offered pursuant to this prospectus.

(5)

The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of our capital stock outstanding on December 11, 2024. On December 11, 2024, there were 24,310,614 common shares outstanding. To calculate a shareholder's percentage of beneficial ownership, we include in the numerator and denominator the common shares outstanding and all common shares issuable to that person in the event of the exercise of outstanding warrants or conversion of outstanding convertible notes owned by that person which are exercisable within 60 days of December 11, 2024, subject to any contractual restrictions on exercise. Warrants and convertible notes held by other shareholders are disregarded in this calculation. Therefore, the denominator used in calculating beneficial ownership among our stockholders may differ. Unless we have indicated otherwise, each person named in the table has sole voting power and sole investment power for the shares listed opposite such person's name.

PLAN OF DISTRIBUTION

We are registering the common shares issuable upon exercise of the Warrants to permit the resale of these common shares by the holder of the Warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Stockholder of the common shares, although we will receive the conversion price and exercise price, as applicable, of the Warrants, respectively, to the extent not converted or exercised by the Selling Stockholder on a cashless exercise basis. We will bear all fees and expenses incident to our obligation to register the common shares.

The Selling Stockholder may sell all or a portion of the common shares held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the common shares are sold through underwriters or broker-dealers, the Selling Stockholder will be responsible for underwriting discounts or commissions or agent's commissions. The common shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

  on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

  in the over-the-counter market;

  in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

  through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  an exchange distribution in accordance with the rules of the applicable exchange;

  privately negotiated transactions;

  short sales made after the date the Registration Statement is declared effective by the SEC;

  broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;

  a combination of any such methods of sale; and

  any other method permitted pursuant to applicable law.

The Selling Stockholder may also sell common shares under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the Selling Stockholder may transfer the common shares by other means not described in this prospectus. If the Selling Stockholder effects such transactions by selling common shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholder or commissions from purchasers of the common shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the common shares or otherwise, the Selling Stockholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common shares in the course of hedging in positions they assume. The Selling Stockholder may also sell common shares short and deliver common shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Stockholder may also loan or pledge common shares to broker-dealers that in turn may sell such shares.

The Selling Stockholder may pledge or grant a security interest in the Warrants or common shares owned by them and, if it defaults in the performance of their secured obligations, the pledgees or secured parties may offer and sell the common shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholder also may transfer and donate the common shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the Selling Stockholder and any broker-dealer participating in the distribution of the common shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the common shares is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of common shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholder and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the common shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the Selling Stockholder will sell any or all of the common shares registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Stockholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the common shares by the Selling Stockholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the common shares to engage in market-making activities with respect to the common shares. All of the foregoing may affect the marketability of the common shares and the ability of any person or entity to engage in market-making activities with respect to the common shares.

We will pay all expenses of the registration of the common shares, including, without limitation, SEC filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, the Selling Stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the Selling Stockholder against liabilities, including some liabilities under the Securities Act in accordance with the Purchase Agreement or the Selling Stockholder will be entitled to contribution. We may be indemnified by the Selling Stockholder against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the Selling Stockholder specifically for use in this prospectus, in accordance with the Purchase Agreement or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the common shares will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the securities offered by this prospectus, to the extent governed by the laws of the State of New York, will be passed upon for us by Pryor Cashman LLP, our special United States counsel. The validity of the securities offered by this prospectus. to the extent governed by Ontario law, will be passed upon for us by Meretsky Law Firm, our special legal counsel as to Ontario, Canada law. Additional legal matters may be passed upon for us, the Selling Stockholder or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement. As appropriate, legal counsel representing the underwriters, dealers or agents will be named in the accompanying prospectus supplement and may opine to certain legal matters.

EXPERTS

The consolidated financial statements of Sphere 3D Corp. incorporated into this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2023 have been so incorporated in reliance on the report (which contains an explanatory paragraph regarding the Company’s ability to continue as a going concern) of MaloneBailey, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The office of MaloneBailey, LLP is located at 10370 Richmond Ave., Suite 600, Houston, TX 77042.

4,225,353 Common Shares

SPHERE 3D CORP.

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PROSPECTUS
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December 31, 2024